Exhibit 99.1
For Immediate Release
Contact:
Melissa Thompson
Vice President, Corporate Communications
(703) 387-3377
Interstate Hotels & Resorts Reports Strong Fourth-Quarter, Full-Year 2005 Results
Exceeds Guidance for Fourth-Quarter and Full-Year 2005
     ARLINGTON, Va., February 22, 2006—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported strong operating results for the fourth quarter and year ended December 31, 2005. The company’s quarterly results exceeded its earnings guidance for the fourth consecutive quarter. A summary of the company’s robust performance for the fourth quarter and full year include the following (in millions, except per share amounts):

	4th Qtr.	4th Qtr.	Full Year	Full Year
	2005	2004	2005	2004
Total revenue (1)	$66.7	$54.0	$222.5	$188.9
Net income (loss)	$7.2	$1.0	$12.9	$(5.7)
Diluted earnings(loss) per share	$0.23	$0.03	$0.42	$(0.19)
Adjusted EBITDA (2)	$18.0	$12.5	$37.1	$27.9
Adjusted net income (2)	$9.7	$7.5	$13.8	$9.3
Adjusted diluted EPS (2)	$0.31	$0.24	$0.45	$0.30

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See the discussion included in the non-GAAP financial measures section of this press release.

Additional highlights include:
•	Record earnings with base management fees of $56.4 million, an increase of 13.9 percent, and incentive management fees of $14.3 million, an increase of 40.2 percent for full-year 2005.

•	The purchase of the Hilton Durham near Duke University in North Carolina for $14.1 million in November 2005.

•	The sale of the company’s interest in the Marriott Residence Inn Houston hotel, resulting in a gain of $1.1 million in December 2005 and retention of management of the hotel.

•	The grand opening and management of the 357-suite Residence Inn New York Manhattan/Times Square.

•	For the year, a reduction of $4.1 million of debt.

•	The settlement of a business interruption insurance claim in February 2006 for the hotels affected by Hurricane Charley for $3.2 million, which will be recognized as revenue in the first quarter of 2006.
Fourth-Quarter Results
     Same-store1 revenue per available room (RevPAR) for all managed hotels in the 2005 fourth quarter increased 11.2 percent to $74.97, which was 2.2 percentage points above the high end of the company’s guidance and 2.8 percentage points above the industry average of 8.4 percent, as reported by Smith Travel Research. Average daily rate (ADR) advanced 8.4 percent to $112.73, and occupancy increased 2.6 percent to 66.5 percent.
     Same-store RevPAR for all full-service managed hotels rose 11.2 percent to $78.36. ADR improved 8.6 percent to $117.82, with occupancy advancing 2.3 percent to 66.5 percent.
     Same-store RevPAR for all select-service managed hotels increased 11.3 percent to $59.09, led by a 7.5 percent gain in ADR to $88.88 and a 3.6 percent improvement in occupancy to 66.5 percent.

[1]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

     “We continued to deliver exceptional hotel operating results for our owners, significantly exceeding the industry average for both the quarter and full year,” said Thomas F. Hewitt, chief executive officer. “Our operating efficiencies and economies of scale allowed us to enhance owner profits by increasing room rates during the quarter and full year while continuing to carefully control costs. As a result, we earned record-level incentive fees, which are reported in the fourth quarter, of $14.3 million, up 40.2 percent from $10.2 million in the prior year.
     “In addition to achieving outstanding results for our shareholders and our owners in our hotel management business, we have continued to execute and remain focused on our growth strategy of selective whole ownership, joint venture and sliver investments in hotels. We acquired the 195-room Hilton Durham near Duke University, our second wholly-owned property, during the fourth quarter,” he noted. “While we owned the hotel for only slightly more than a month in the historically slowest quarter of the year, the property was modestly accretive to fourth-quarter earnings. We will invest $2.9 million to upgrade the hotel and look forward to strong returns on an annualized basis.
     “This property is an excellent example of our ability to capitalize on strategic investments in whole ownership. Because of our knowledge of this property and the market in which it operates, we believe we can maximize returns on this hotel by making a smart, limited-capital investment to reposition it within the market. We will continue to invest in properties where we believe we can realize significant value for our shareholders.”

BridgeStreet Continues Positive Growth
     BridgeStreet, the company’s corporate housing division, posted solid results in the 2005 fourth quarter, led by healthy growth in London and continued robust results in Chicago, Washington, D.C. and New York. “We have aggressively managed our inventory this past year with an intense focus on yield management,” Hewitt said. “We continue to effectively manage rate, up 5.4 percent in the 2005 fourth quarter, balanced against maximizing occupancy, which rose 6.6 percent, with slightly lower inventory levels.”
     Following the close of the fourth quarter, BridgeStreet expanded its operations by becoming the exclusive provider of short-term furnished housing and related services for the entire portfolio of AMLI Residential, a leading provider of multi-family housing that operates in nine major markets. In addition, BridgeStreet acquired Chicago-based Twelve Oaks Corporate Housing, which has approximately 300 units in Chicago. With this acquisition, BridgeStreet nearly doubled its presence in this core market.
     “We continue to look for ways to prudently expand BridgeStreet’s brand through its Global Partners licensing program and the addition of units in select markets, such as the recent acquisition in Chicago. This spring, we will add more capacity in London, where we already have a significant leadership position. BridgeStreet has continued to gain market share within the corporate housing industry, and we believe BridgeStreet will have additional strong growth opportunities in 2006,” Hewitt noted.

Balance Sheet Strengthened
          On December 31, 2005, Interstate had:
•	Total cash of $12.9 million.

•	An increase in wholly-owned hotel assets of $32.1 million.

•	Total debt of $85.1 million, consisting of $66.1 million of senior debt and $19.0 million of non-recourse mortgage debt.
     “We were able to make significant improvements in the strength of our balance sheet this year,” said J. William Richardson, chief financial officer. “Early in 2005, we successfully refinanced our senior secured credit facility and increased our capacity to $108 million. During the year, we acquired two hotels for a net purchase price of $42.5 million and reduced our senior debt by securing $19.0 million in non-recourse debt. We currently have more than $30 million available under our credit facility to fund future growth initiatives. Our balance sheet is the strongest that it has been in recent years and we are well positioned to take on new opportunities. During 2006, we will continue to maintain focus on managing our balance sheet by lowering our overall leverage while increasing our asset base with selective, high-quality investments.
     “I also would like to take this opportunity to welcome Bruce Riggins as the incoming chief financial officer as I will be stepping down as CFO and entering retirement from Interstate on April 17, 2006. I believe he will be a tremendous addition to the company and will help drive the company to new heights in the years to come.”
Outlook and Guidance
     “We achieved excellent operating results in 2005 and have a positive outlook for the hotel and corporate housing industry in 2006,” Hewitt noted. “The economy remains buoyant, business travel has returned to more historical levels, and leisure travel remains high. Although development activity is increasing, new supply additions are expected to remain low through 2006. Industry experts forecast positive growth for the hotel industry for at least the next several years. At this time, we are optimistic about the fundamentals of our industry and expect to deliver continued strong results in 2006 for our shareholders.”
          The company provides the following guidance for the first-quarter and full-year 2006:
•	RevPAR, on a same-store basis, is expected to increase 10.0 to 11.0 percent in the first quarter and 7.0 to 9.0 percent for the full year;

•	Net income (loss) of $(0.9) million to $(0.3) million in the first quarter and $10.4 million to $11.6 million for the full year;

•	Earnings (loss) per diluted share of $(0.03) to $(0.01) for the first quarter and $0.33 to $0.37 for the full year;

•	Adjusted net income of $3.7 million to $4.3 million in the first quarter and $14.9 million to $16.1 million for the full year;

•	Adjusted earnings per diluted share of $0.12 to $0.14 for the first quarter and $0.48 to $0.52 for the full year;

•	Adjusted EBITDA of $10.8 million to $11.8 million for the first quarter and $44 million to $46 million for the full year.
     Included in the first-quarter and full-year guidance are $3.2 million of proceeds from business interruption insurance related to Hurricane Charley, as well as one-time termination payments of $4.0 million from MeriStar Hospitality, related to their recently announced sale of 10 properties. Included in the first-quarter and full-year net income guidance are $7.6 million of write-offs of intangible assets due to the expected termination of 16 properties by MeriStar Hospitality in the 2006 first quarter.

     Yesterday MeriStar announced that it signed a merger agreement to be acquired by an affiliate of The Blackstone Group. “We expect our contracts to remain in place with Blackstone,” Hewitt noted. “Interstate has had a great relationship with Blackstone over the years and we are looking forward to the opportunity to work with them again.”
     Interstate will hold a conference call to discuss its fourth-quarter and year-end results today, February 22, at 9 a.m. Eastern Standard Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Fourth-Quarter Conference Call. A replay of the conference call will be available until midnight on Wednesday, March 22, 2006, by dialing (800) 405-2236, reference number 11051318 and an archived webcast of the conference call will be posted on the company’s Web site through March 22, 2006.
     As of January 31, Interstate Hotels & Resorts operated 279 hospitality properties with more than 63,000 rooms in 41 states, the District of Columbia, Canada, and Russia. BridgeStreet Worldwide, an Interstate Hotels & Resorts’ subsidiary, is one of the world’s largest corporate housing providers. BridgeStreet and its network of Global Partners offer more than 8,900 corporate apartments located in more than 90 MSAs throughout the United States and internationally. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest expense, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA and Adjusted net income (loss), and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets. Of those intangible assets, the costs of our management contracts are amortized over their expected terms. Because depreciation and amortization are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization. We believe EBITDA provides useful information to investors regarding our financial condition and results of operations because EBITDA is useful for evaluating our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management also uses EBITDA as one measure in determining the value of acquisitions and dispositions, and management uses EBITDA and Adjusted EBITDA as part of our annual budget process. We also believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
     We define Adjusted EBITDA as excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to recur or have a continuing effect on our ongoing operations. Non-recurring items and special charges include restructuring and severance expenses, asset impairments and write-offs, equity in earnings (losses) of affiliates, gains and losses on asset dispositions and other investments, and other non-cash charges.

     Similarly, we define Adjusted net income (loss) and Adjusted diluted EPS as net income (loss) and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA and Adjusted net income (loss) and Adjusted diluted EPS are useful performance measures because including these non-recurring items and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include non-recurring items and special charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and Adjusted net income (loss) and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
     We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management and our investors understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for investments, interest expense and other items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those items and charges. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.

     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking, although not all forward-looking statements will contain such words. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, changes in business and leisure travel patterns or levels, fuel cost, economic conditions generally and the hotel and real estate markets specifically, international and geopolitical instability, health concerns, threatened or actual terrorist attacks, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, changes in supply and demand for lodging facilities in our current and proposed market areas, and the Company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K as amended for the year ended December 31, 2004.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, In thousands except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Lodging	$4,145	$—	$12,656	$—
Management fees	23,304	15,351	49,771	32,765
Management fees — related parties (1)	7,838	7,835	28,102	31,180
Corporate housing	28,727	27,114	120,519	110,620
Other	2,717	3,706	11,434	14,305

	66,731	54,006	222,482	188,870
Other revenue from managed properties	228,309	187,153	893,760	751,892

Total revenue	295,040	241,159	1,116,242	940,762

Operating expenses by department:
Lodging expenses	3,518	—	10,009	—
Corporate housing	22,945	23,471	96,868	91,592
Undistributed operating expenses:
Administrative and general	22,258	18,251	79,219	69,950
Depreciation and amortization	2,311	2,559	9,141	9,199
Restructuring charges	—	567	2,043	4,048
Asset impairments and other write-offs (2)	2,626	1,130	5,583	8,922

	53,658	45,978	202,863	183,711
Other expenses from managed properties	228,309	187,153	893,760	751,892

Total operating expenses	281,967	233,131	1,096,623	935,603

OPERATING INCOME	13,073	8,028	19,619	5,159
Interest income	322	204	980	1,005
Interest expense (3)	(2,045)	(2,512)	(10,263)	(8,605)
Equity in earning (loss) of affiliates	681	(110)	3,492	(1,056)
Gain on sale of marketable securities and extinguishment of debt	(53)	—	4,658	—

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	11,978	5,610	18,486	(3,497)

Income tax (expense) benefit	(4,680)	(2,270)	(7,327)	994
Minority interests (expense) benefit	(124)	(23)	(173)	45

INCOME (LOSS) FROM CONTINUING OPERATIONS	7,174	3,317	10,986	(2,458)
Income (loss) from discontinued operations, net of tax (4)	(7)	(2,285)	1,891	(3,205)

NET INCOME (LOSS)	$7,167	$1,032	$12,877	$(5,663)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.23	$0.11	$0.36	$(0.08)
Discontinued operations	—	(0.08)	0.06	(0.11)

Basic earnings (loss) per share	$0.23	$0.03	$0.42	$(0.19)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.23	$0.11	$0.36	$(0.08)
Discontinued operations	—	(0.08)	0.06	(0.11)

Diluted earnings (loss) per share	$0.23	$0.03	$0.42	$(0.19)

Weighted average shares outstanding (in thousands):
Basic	30,579	30,446	30,522	30,328
Diluted (5)	30,935	30,764	30,825	30,328

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Quarter Ended December 31,			Year Ended December 31,
	2005	2004	% change	2005	2004	% change
Same-store hotel operating statistics (6):

Full-service hotels:
Occupancy	66.5%	65.0%	2.3%	70.9%	69.5%	2.0%
ADR	$117.82	$108.44	8.6%	$115.00	$105.76	8.7%
RevPAR	$78.36	$70.46	11.2%	$81.49	$73.50	10.9%

Select-service hotels:
Occupancy	66.5%	64.2%	3.6%	70.5%	68.6%	2.8%
ADR	$88.88	$82.71	7.5%	$87.99	$82.40	6.8%
RevPAR	$59.09	$53.07	11.3%	$62.04	$56.51	9.8%

Total:
Occupancy	66.5%	64.8%	2.6%	70.8%	69.3%	2.2%
ADR	$112.73	$103.96	8.4%	$110.27	$101.70	8.4%
RevPAR	$74.97	$67.41	11.2%	$78.07	$70.52	10.7%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (7)
(Unaudited, in thousands except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income (loss)	$7,167	$1,032	$12,877	$(5,663)
Adjustments:
Depreciation and amortization	2,311	2,559	9,141	9,199
Interest expense, net	1,723	2,308	9,283	7,600
Discontinued operations, net (4)	(58)	(349)	1,417	252
Income tax expense (benefit)	4,680	2,270	7,327	(994)

EBITDA	15,823	7,820	40,045	10,394
Restructuring charges	—	567	2,043	4,741
Asset impairments and other write-offs (2)	2,626	4,015	5,583	11,807
Gain on sale of investments and extinguishment of debt (8)	113	—	(7,203)	—
Equity in (earnings) losses of affiliates	(681)	110	(3,492)	1,056
Minority interest expense (benefit)	124	23	173	(45)
Other	—	—	—	(55)

Adjusted EBITDA	$18,005	$12,535	$37,149	$27,898

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income (loss)	$7,167	$1,032	$12,877	$(5,663)
Adjustments:
Restructuring charges	—	567	2,043	4,741
Asset impairments and other write-offs (2)	2,626	4,015	5,583	11,807
Gain on sale of investments and extinguishment of debt (8)	113	—	(7,203)	—
Deferred financing costs write-off (3)	—	—	1,847	—
Equity interest in the gain on sale of Hilton San Diego (9)	—	—	(4,202)	—
Equity interest in the loss on sale of Wyndham Milwaukee (10)	—	—	395	—
Equity in the write-off of deferred financing costs (11)	—	—	295	—
Equity interest in the gain on sale of Residence Inn Houston (12)	(1,107)	—	(1,107)
Other	—	—	—	(55)
Minority interest	16	(59)	39	(149)
Income tax rate adjustment (13)	899	1,976	3,265	(1,360)

Adjusted net income	$9,714	$7,531	$13,832	$9,321

Adjusted diluted earnings per share	$0.31	$0.24	$0.45	$0.30

Weighted average number of common shares outstanding (in thousands):
Diluted (5)	30,935	30,764	30,825	30,647

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (7), (14)
(Unaudited)

	Forecast
	Quarter
	ending	Year ending
	March 31,	December 31,
	2006	2006
Net income (loss)	$(600)	$11,000
Depreciation and amortization	2,600	10,600
Interest expense, net	1,800	7,600
Income tax expense (benefit)	(400)	7,300

EBITDA	3,400	36,500

Asset impairments (2)	7,600	7,600
(Gain) Loss on sale of investment	—	—
Equity investment adjustment:	—	—
Equity in (earnings) losses of affiliates:	200	700
Distributions received from equity investments	—	—
Minority interest expense (benefit)	100	200

Adjusted EBITDA	$11,300	$45,000

Net income (loss)	$(600)	$11,000
Adjustments to net income (loss):
Asset impairments and other write-offs (2)	7,600	7,600
Income tax rate adjustment (13)	(3,000)	(3,000)

Adjusted net income	$4,000	$15,600

Adjusted diluted earnings per share (5)	$0.13	$0.50

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)

(1)	Related parties include MeriStar Hospitality, the hotels included in our real estate joint ventures and a small number of our hotels which are affiliated with certain of our directors.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(3)	For the year ended 2005, interest expense includes $1,847 of deferred financing fees written off in connection with the refinancing of our senior secured credit facility during the first quarter of 2005.

(4)	In June 2004, we completed the disposal of BridgeStreet Canada, Inc., our corporate housing operation in Toronto. In September 2005, we completed the sale of the Pittsburgh Airport Residence Inn by Marriott. Accordingly, we have presented the operations of BridgeStreet Canada, Inc., and the Pittsburgh Airport Residence Inn by Marriott as discontinued operations for all periods presented. In addition, the calculation of EBITDA reflects the add back of interest expense, depreciation and amortization, and income taxes related to those discontinued operations.

(5)	Our diluted earnings (loss) per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being reported. In addition, the operating results of hotels for which we no longer managed as of December 31, 2005 are also not included in same-store hotel results for the periods presented herein. Of the 286 properties that we managed as of December 31, 2005, 264 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(7)	See discussion of EBITDA, adjusted EBTIDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(8)	In the first quarter of 2005, we recognized a gain of $332 from the exercise of stock warrants for stock in an unaffiliated company. In the third quarter of 2005, we recognized a gain of $4,326 on the extinguishment of the remaining principal and accrued interest on a non-recourse promissory note and a gain of $2,545 on the sale of the Pittsburgh Residence Inn by Marriott (this gain is included in discontinued operations on our statement of operations).

(9)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the gain on the sale of the Hilton San Diego Gaslamp hotel and related retail space, which was owned by one of our joint ventures.

(10)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the loss on sale of the Wyndham Milwaukee, which was owned by one of our joint ventures.

(11)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of deferred financing costs written off in connection with the refinancing of the MIP joint venture’s senior debt.

(12)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the gain on the sale of the Marriott Residence Inn Houston, which was owned by one of our joint ventures.

(13)	This amount represents adjustments to recorded income tax expense to bring the overall effective tax rate to an effective rate of 28% in 2005 and 40% in 2004. The outlook reconciliation for 2006 assumes a 40% tax rate. This effective tax rate will differ from the effective tax rate reported in our historical statements of operations.

(14)	Our outlook reconciliation uses the mid-point of our estimates.